As filed with the Securities and Exchange Commission on October 18, 2000
                                                      Registration No. 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                           HEMISPHERX BIOPHARMA, INC.
                         (Name of Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

            (Primary Standard Industrial Classification Code Number)

                                   52-0845822
                      (I.R.S. Employee Identification No.)

                                   ----------

                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

              (Address and telephone number of principal executive
                    offices and principal place of business)

                                   ----------

                William A. Carter, M.D., Chief Executive Officer
                           Hemispherx Biopharma, Inc.
                               1617 JFK Boulevard
                        Philadelphia, Pennsylvania 19103
                                 (215) 988-0080

            (Name, address and telephone number of agent for service)
                        Copies of all communications to:
                               Gary W. Mair, Esq.
                       Silverman, Collura & Chernis, P.C.
                        381 Park Avenue South, Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

      Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("Securities Act"), other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                        Proposed Maximum      Proposed Maximum
Title of Each Class of                Amount to be       Offering Price          Aggregate              Amount of
Securities to be Registered (1)      Registered (2)       Per Share(3)         Offering Price       Registration Fee
=====================================================================================================================
Common Stock (4)                         500,000             7.02               $ 3,510,000               975.78
=====================================================================================================================

Common Stock (5)                         755,000             7.02               $ 5,300,100             1,473.43
=====================================================================================================================

Warrants (6)                             755,000             7.02               $ 5,300,100             1,473.43
=====================================================================================================================

TOTAL                                  2,010,000                                $14,110,200            $3,922.64
=====================================================================================================================

(1) This Registration Statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as common stock issuable upon the exercise of warrants so offered or sold.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, there are also being registered an indeterminate number of additional shares of common stock as may become issuable upon exercise of warrants to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act by multiplying (1) 2,010,000, the maximum number of shares of common stock of the Registrant to be issued pursuant to the number of shares of our common stock issuable under warrants held by selling stockholders and the issuance of common stock offered by Hemispherx, by (2) $7.02 the average of the bid and asked prices of the shares of common stock of the Registrant reported on the American Stock Exchange on September 29, 2000.

(4)   Represents common stock offered by Hemispherx.

(5) Represents 755,000 shares of our common stock issuable upon exercise of warrants held by selling stockholders.

(6)   Warrants held by selling stockholders.

      The Registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on a date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

              Where you can find more information about Hemispherx

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference room in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available at the Commission's web site, http://www.sec.gov.

                           HEMISPHERX BIOPHARMA, INC.

  755,000 warrants and the common stock issuable upon exercise of the warrants

                                   ----------

      The selling stockholders or their transferees, pledgees, donees or successors may sell, from time to time, in one or more offerings:

      o     755,000 warrants to purchase shares of our common stock;

      o     755,000 shares of common stock underlying the warrants; and

      o we may sell, from time to time, in one or more offerings 500,000 shares of common stock owned by us.

      We are also registering 755,000 shares of common stock for their exercise by members of the public.

      We will not receive proceeds from the resale of our stockholders shares underlying our warrants; however, we will receive proceeds from the sale of 500,000 shares of our common stock owned by us and from the exercise of our warrants by the selling stockholders or their transferees, pledges, donees or successors, if and when they exercise their warrants.

                                   ----------

      Please see the risk factors beginning on page 3 to read about certain factors you should consider before buying shares of common stock.

                                   ----------

      Hemispherx's common stock is listed on the American Stock Exchange under the symbols HEB. The reported last sale price on the American Stock Exchange on September 29, 2000 was $7.125.

      The mailing address of our principal executive offices is 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, and the telephone number is (215) 988-0080.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is _______, __, 2000

                               Prospectus Summary

      Because this is a summary, it may not contain all information that may be important to you. You should read this entire prospectus, including the information incorporated by reference and the financial data and related notes, before making an investment decision. When used in this prospectus, the terms "we," "our" and "us" refer to Hemispherx and not to the selling stockholders.

                                   Hemispherx

      Hemispherx is a pharmaceutical company using genetic technologies to develop therapeutic products for the treatment of viral diseases and certain cancers. Ampligen(R), our lead compound, is in advanced human clinical development for various therapeutic indications. We have clinically evaluated Ampligen(R) in patients for different therapeutic indications. Clinical studies show that Ampligen(R) has the potential to act as an antiviral agent against a large number of different viruses, including myalgic encephalomyelitis, also known as chronic fatigue syndrome, HIV infection and hepatitis B, as well as a treatment for certain cancers. Clinical trials conducted in the early 1990's indicate that Ampligen(R) may have potential in the treatment of metastatic renal cell cancer and malignant melanoma. Ampligen(R) appears to stimulate the immune system and is generally well tolerated. We are currently conducting Phase III human clinical trials for the therapeutic treatment of chronic fatigue syndrome. Our strategy is designed around obtaining the required regulatory approval to allow the progressive introduction of Ampligen(R) and other similar compounds.

Recent Developments.

      We announced in April, 2000 that we would provide Ampligen(R) to certain HIV treatment specialists in the United States for Food and Drug Administration authorized emergency treatment of individuals with AIDS who are developing resistance to currently approved treatment regimens. We also reported that Ex vivo tests conducted at the University of California-Irvine may provide new insight into the possible treatment of the newly emerging types of HIV virus which mutate into drug resistance forms.

      In June, 2000, we announced that we received Food and Drug Administration Authorization to conduct a major Phase II/III clinical study to involve 100 HIV patients exhibiting resistance to treatment with existing antiviral drugs and combinations of drugs.

                                  Risk Factors

                Special Note Regarding Forward-Looking Statements

      Any statements in this prospectus about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as "will," "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "projection," "would," "should" and "outlook." Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Among the key factors that have a direct bearing on our results of operations are:

1. We may continue to incur substantial losses and our future profitability is uncertain.

      We began operations in 1966 and last reported net profits from 1985 through 1987. Since 1987, we have incurred substantial operating losses. As of June 30, 2000 our accumulated deficit was approximately $74,949,079. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. We cannot assure you that we will ever achieve significant revenues from product sales or become profitable. We require, and will continue to require, the commitment of substantial resources to develop our products. We cannot assure you that our product development efforts will be successfully completed or that required regulatory approvals will be obtained or that any products will be manufactured and marketed successfully, or become profitable.

2.    Additional financing requirements.

      The development of our products has required and will continue to require the commitment of substantial resources to conduct the time-consuming research, preclinical development, and clinical trials that are necessary to bring pharmaceutical products to market, and to establish commercial-sale production and marketing capabilities. Based on our current operating plan, we anticipate that receipt of limited revenues from the sales of Ampligen(R) under the cost recovery clinical programs and investors exercising our Class A redeemable warrants together with our current assets, will be sufficient to meet our capital requirements for the near future. We may need to raise substantial additional funds through additional equity or debt financing, collaborative arrangements with corporate partners, off balance sheet financing or from other sources in order to complete the necessary clinical trials and the regulatory approval processes and begin commercializing our products. If adequate funds are not available from operations, as is anticipated, and if we are not able to secure additional sources of financing on acceptable terms, our business will be materially adversely affected. Because of our long-term capital requirements, we may seek to access the public equity market whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time.

3. We recently received a Food and Drug Administration warning letter in connection with our web site

      We received a warning letter from the Food and Drug Administration regarding the contents of our corporate website. The Food and Drug Administration letters referenced two "hyperlinks" (visualized as "icons") within the corporate website. One of the referenced hyperlinked "icons" had been discontinued by us approximately four months prior to receipt of the notice. These hyperlinked, but separate, websites (which were wholly owned and operated by individuals separate from us) contained information which was deemed "promotional" in nature, i.e., imputing safety and efficacy of an unapproved and experimental medication. Our two "hyperlinks" (i.e., facilitated communications) with distal or remote websites were deemed to be potentially a Food and Drug Administration violation; accordingly, we undertook immediate steps to cooperate fully and eliminate all "hyperlinks", whether scientific, medical or business in nature to any other websites on the worldwide web. We also requested a comprehensive "Standard Operating Procedure" from our hyperlinks webmaster in an effort to insure that no alterations to our corporate website including, without limitation, the introduction of hyperlinks are effectuated without the express consent of our Executive Committee. The full text of the Food and Drug Administration letters can be obtained at the Food and Drug Administration website at www.FDA.com.

4. We recently received a letter from the Food and Drug Administration objecting to three press releases of ours

      The Food and Drug Administration objected to three recent press releases which described certain ex vivo (outside the body) results with Ampligen(R) and 14 already approved antiretroviral medications. The experimental results were conducted by independent researchers at the University of California and were being presented at various scientific meetings under independent peer review. To avoid a potential misunderstanding of the Company's publications of these independent ex vivo results as imputing potential human safety and potential efficacy of an experimental medication still in Phase 2/3 clinical trials, we initiated a program to utilize a broad-based disclaimer with all subsequent press releases (and within our website), regardless of the specific scientific/medical content. We believe that all of our own corporate statements cited in the Food and Drug Administration letters were materially correct in technical content and that the deletion of the hyperlinks is in compliance with the intent of regulatory guidelines regarding the dissemination of publicly available information on our experimental drug development programs.

5.    Uncertainty of additional funding.

      There can be no assurance that any additional funding will be available to us on terms which are acceptable, if at all. Any additional funding may result in significant dilution to our stockholders and could involve the issuance of securities with rights which are senior to those of existing stockholders. We may also need additional funding earlier than anticipated, and our cash requirements in general may vary materially from those now planned, for reasons which include, but not limited to, changes in our research and development programs, clinical trials, competitive and technological advances, the regulatory process, and higher than anticipated expenses, and lower than anticipated revenues from certain of our clinical trials as to which cost recovery from participants has been approved.

6. No regulatory agency has approved the full commercial sale of any of our products.

      We cannot assure you that Ampligen(R) will ultimately be demonstrated to be safe or efficacious. While Ampligen(R) is authorized for use in clinical trials in the United States and in other countries, we cannot assure you that:

      o additional clinical trial approvals will be authorized in the United States or in other countries in a timely fashion or at all;

      o     that we will complete our clinical trials; or

      o that Ampligen(R) will be commercially successful in any country that may approve its use.

      If Ampligen(R) or one of our other products does not receive regulatory approval in the United States or elsewhere, our operations will be significantly affected.

7. We may not be profitable unless we can protect our patents and/or receive approval for additional pending patents.

      We need to acquire enforceable patents covering the use of Ampligen(R) for a particular disease in order to obtain exclusive rights for the commercial sale of Ampligen(R) for such use. Our success depends, in large part, on our ability to obtain patent protection for our products and to obtain and preserve our trade secrets and knowhow. We have been issued certain patents on the use of Ampligen(R) and in combination with certain other drugs for the treatment of HIV, chronic hepatitis B virus, chronic hepatitis C virus, and a patent, which affords protection on the use of Ampligen(R) in patients with chronic fatigue syndrome. We have not been issued any patents in the United States for the use of Ampligen(R) as a sole treatment for any of the cancers which we have sought to target. Our applications for United States patents for the use of Ampligen(R) in the treatment of renal cell carcinoma and lung cancer are currently pending. We cannot assure you that any of these applications will be approved or that our competitors will not seek and obtain patents regarding the use of Ampligen(R) in combination with various other agents. If we cannot protect our patents covering the use of Ampligen(R) for a particular disease, or obtain additional pending patents, we may not be able to successfully market Ampligen(R).

8. The patent position of biotechnology and pharmaceutical firms is highly uncertain and involves complex legal and factual questions.

      No consistent policy has emerged regarding the breadth of protection afforded by pharmaceutical and biotechnology patents. There can be no assurance that patent applications relating to our products or technology will result in patents being issued or that, if issued, such patents will afford meaningful protection against competitors with similar technology. It is generally anticipated that there may be significant litigation in the industry regarding patent and intellectual property rights and that such litigation could require substantial resources from us. No assurance can be made that our patents will provide competitive advantages for our products or will not be successfully challenged or circumvented by our competitors. No assurance can be given that patents do not exist or could not be filed which would have a materially adverse affect on our ability to market our products or to obtain or maintain any competitive position we may achieve with respect to our products.

9. Inability to enforce our patent rights could result in our needing to acquire licenses which may not be available.

      If we cannot enforce the patent rights we currently hold we may be required to obtain licenses from others to develop, manufacture or market our products. There can be no assurance that we would be able to obtain any such licenses on commercially reasonable terms, if at all. We license certain proprietary information from third parties, some of which may have been developed with government grants under circumstances where the government maintained certain rights with respect to the proprietary information developed. No assurances can be given that such third parties will adequately enforce any rights they may have or that the rights, if any, retained by the government will not adversely affect the value of our license.

10. We do not expect to be profitable unless we receive final regulatory approval for Ampligen(R) and it is successfully commercialized.

      Ampligen has not been approved for commercial use in the United States or elsewhere. We do not expect to be profitable unless we receive final regulatory approval and can successfully commercialize Ampligen(R) or one of our other products. Our products, including Ampligen(R), are subject to extensive regulation by numerous governmental authorities in the United States and other countries, including, but not limited to, the Food and Drug Administration in the United States, the Health Protection Branch of Canada's Department of Health and Welfare, a federal regulatory agency in Canada, and the European Medical Evaluation Agency in Europe. Obtaining regulatory approval is a rigorous and lengthy process and requires the expenditure of substantial resources. In order to obtain final regulatory approval of a new drug, we must demonstrate to the satisfaction of the regulatory agency that the product is safe and efficacious for its intended use and that we are capable of manufacturing the product to the applicable regulatory standards. We require regulatory approval in order to market our products and receive product revenues or royalties.

11. We may not be profitable unless we can produce Ampligen(R) in commercial quantities at costs acceptable to us.

We have never produced Ampligen(R) or any other product in large commercial quantities. Ampligen(R) is currently produced only for use in clinical trials. We must manufacture our products in compliance with regulatory requirements at commercial quantities and at acceptable costs in order for us to be profitable. We intend to utilize third-party manufacturers and/or facilities if and when the need arises or, if we are unable to do so, to build or acquire commercial-scale manufacturing facilities. If we cannot manufacture commercial quantities of Ampligen(R) or enter into third party agreements for its manufacture at costs acceptable to us, our operations will be significantly affected.

12. If our distributors do not market our product successfully, we may not generate significant revenues or become profitable.

      We have limited marketing and sales capability. We need to enter into marketing agreements and third party distribution agreements for our products in order to generate significant revenues and become profitable. To the extent that we enter into co-marketing or other licensing arrangements, any revenues received by us will be dependent on the efforts of third parties, and there is no assurance that these efforts will be successful. Our agreement with Gentiva Health Services offers the potential to provide significant marketing and distribution capacity in the United States, while Bioclones, Ltd. will be responsible for fielding an adequate sales force in South America, Africa, United Kingdom, Australia and New Zealand.

      Gentiva Health Services is able to deliver treatment and services to chronic disease patients including infusion services, home nursing and other medical services through a national network of more than 500 locations. We cannot assure you that Gentiva Health Services or our foreign marketing partners will be able to successfully distribute our products, or that we will be able to establish future marketing or third party distribution agreements on terms acceptable to us, or that the cost of establishing these arrangements will not exceed any product revenues. The failure to continue this arrangement or to achieve other such arrangements on satisfactory terms could have a materially adverse effect on us. We are dependent upon certain third party suppliers for key components of our proposed products and for substantially all of the production process. If we cannot enter into future marketing and distribution agreements at terms acceptable to us, or if these distributors cannot effectively market and distribute our products, our operations will be negatively affected.

13.   No Assurance of Successful Product Development.

      The development of new pharmaceutical products is subject to a number of significant risks. Potential products that appear to be promising at an early stage of research or development may not reach the market for a number of reasons. Potential products may be found to be ineffective or to have adverse side effects, fail to receive necessary regulatory clearances, be difficult to manufacture on a commercial scale, be uneconomical to market or be precluded from commercialization by proprietary rights of third parties. Our products are in various stages of clinical and pre-clinical development. Each product will need to progress through further clinical studies and appropriate regulatory approval processes before any such products can be marketed. We do not know when, if ever, Ampligen(R) will be available for commercial sale for any implication, if at all. Generally, only a small percentage of potential therapeutic products are eventually approved by the Food and Drug Administration for commercial sale. The transition from limited production of pre-clinical and clinical research quantities to production of commercial quantities of our products will involve distinct management and technical challenges and will require additional management and technical personnel and capital to the extent such manufacturing is not handled by third parties. There can be no assurance that our efforts will be successful or that any given product will be determined to be safe and effective, capable of being manufactured economically in commercial quantities or successfully marketed.

14. There is no assurance that successful manufacture of a drug on a limited scale basis for investigational use will lead to a successful transition to commercial, large-scale production.

      Small changes in methods of manufacturing may affect the chemical structure of Ampligen(R) and other such RNA drugs, as well as their safety and efficacy. Changes in methods of manufacture, including commercial scale-up, can, among other things, require new clinical studies.

15.   Rapid Technological Change.

      The pharmaceutical and biotechnology industries are subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Most of these entities have significantly greater research and development capabilities than us, as well as substantial marketing, financial and managerial resources, and represent significant competition for us. There can be no assurance that developments by others will not render the our products or technologies obsolete or noncompetitive or that we will be able to keep pace with technological developments.

16.   Substantial Competition.

      Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing similar therapeutic effects to products being developed by us. These competing products may be more effective and less costly than our products. In addition, conventional drug therapy, surgery and other more familiar treatments will offer competition to the our products. Furthermore, many of our competitors have significantly greater experience than us in pre-clinical testing and human clinical trials of pharmaceutical products and in obtaining regulatory approvals of products. Accordingly, our competitors may succeed in obtaining product approvals more rapidly than us. If any of our products receive regulatory approvals and we commence commercial sales of our products, we will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which we have no experience. Our competitors may possess or obtain patent protection or other intellectual property rights that prevent, limit or otherwise adversely affect our ability to develop or exploit our products.

17.   Limited Manufacturing Experience and Capacity.

      Ampligen(R) is currently produced only in limited quantities for use in our clinical trials. To be successful, our products must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. To the extent we are involved in the production process, our current facilities are not adequate for the production of our proposed products for large-scale commercialization, and we currently do not have adequate personnel to conduct commercial-scale manufacturing. We intend to utilize third-party facilities if and when the need arises or, if it is unable to do so, to build or acquire commercial-scale manufacturing facilities. We will need to comply with regulatory requirements for such facilities, including those of the U.S. Food and Drug Administration and The Canadian Health Protection Branch pertaining to Good Manufacturing Practices regulations. There can be no assurance that such facilities can be used, built, or acquired on commercially acceptable terms, that such facilities, if used, built, or acquired, will be adequate for our long-term needs.

18. We may be subject to product liability claims from the use of Ampligen(R) or other of our products which could negatively affect our future operations.

      We face an inherent business risk of exposure to product liability claims in the event that the use of Ampligen(R) or our other products result in adverse effects. This liability might result from claims made directly by patients, hospitals, clinics or other consumers, or by pharmaceutical companies or others manufacturing these products on our behalf. Our future operations may be negatively affected from the litigation costs, settlement expenses and lost product sales inherent to these claims. While we will continue to attempt to take appropriate precautions, we cannot assure you that we will avoid significant product liability exposure. Although we currently maintain worldwide product liability insurance coverage in the amount of $1,000,000, there can be no assurance that this insurance will provide adequate coverage against product liability claims. While no product liability claims are pending or threatened against us to date, a successful product liability claim against us in excess of our insurance coverage could have a negative effect on our business and financial condition.

19. Members of our Scientific Advisory Board may have conflicting interests and may disclose data and technical knowhow to our competitors.

      Some of our Scientific Advisory Board members are employed by other entities, which may include our competitors. Although we require each of our Scientific Advisory Board members to sign a non-disclosure and non-competition agreement with respect to the data and information that he or she receives from us, we cannot assure you that members will abide by them. If a member were to reveal this information to outside sources, accidentally or otherwise, our operations could be negatively effected. Since our business depends in large part on our ability to keep our knowhow confidential, any revelation of this information to a competitor or other source could have an adverse effect on our operations.

20. There is no guarantee that our trade secrets will not be disclosed or known by our competitors.

      To protect our rights, we require certain employees and consultants to enter into confidentiality agreements with us. There can be no assurance that these agreements will not be breached, that we would have adequate and enforceable remedies for any breach, or that any trade secrets of ours will not otherwise become known or be independently developed by our competitors.

21.   The loss of Dr. Carter's services could hurt our chances for success.

      Our success is dependent on the continued efforts of Dr. William A. Carter. The loss of Dr. Carter's services could have a material adverse effect on our operations. While we have an employment agreement with Dr. William A. Carter, and have secured key man life insurance in the amount of $2 million on the life of Dr. Carter, the loss of Dr. Carter or other key personnel, such as Dr. David Strayer or Dr. Carol Smith, or the failure to recruit additional personnel as needed could have a materially adverse effect on our ability to achieve our objectives.

22. Possible impact of potential AMEX delisting on marketability of our securities.

      Our common stock and class A warrants are trading on the American Stock Exchange. If we were to continue to incur operating losses, we might be unable to maintain the standards for continued listing and the listed securities could be subject to delisting from AMEX. If our securities are delisted, trading in the delisted securities could thereafter be conducted on the NASD Bulletin Board or in the over-the-counter market in what is commonly referred to as the "pink sheets." If this were to occur, an investor would find it more difficult to dispose of our securities or to obtain accurate quotations as to the price of our securities and it could have an adverse effect on the coverage of news concerning us and the ability to sell our shares.

23.   Uncertainty of Health Care Reimbursement and Potential Legislation.

      Our ability to successfully commercialize our products will depend, in part, on the extent to which reimbursement for the cost of such products and related treatment will be available from government health administration authorities, private health coverage insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and from time to time legislation is proposed, which, if adopted, could further restrict the prices charged by and/or amounts reimbursable to manufacturers of pharmaceutical products. We cannot predict what, if any, legislation will ultimately be adopted or the impact of such legislation on us. There can be no assurance that third party insurance companies will allow us to charge and receive payments for our products sufficient to realize an appropriate return on our investment in product development. Our potential products represent a new mode of therapy and we expect that the costs associated with purchasing and administering our products will be substantial. There can be no assurance that our proposed products, if successfully developed, will be considered cost effective to third-party payors, that reimbursement will be available or, if available, that the timing and amount of such payors reimbursement will not adversely affect our ability to sell our products on a profitable basis.

24.   Hazardous Materials.

      Our business involves the controlled use of hazardous materials, carcinogenic chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply in all material respects with the standards prescribed by applicable regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident or the failure to comply with applicable regulations, we could be held liable for any damages that result, and any such liability could be significant. We do not maintain insurance coverage against such liabilities.

25.   Exercise of Class A Redeemable Warrants May Have Dilutive Effect on
      Market.

      Holders of the Class A redeemable warrants may exercise the Class A redeemable warrants and purchase the underlying common stock at a time when we might be able to obtain capital by a new offering of securities on terms more favorable than that provided by such Class A redeemable warrants, in which event our ability to obtain additional capital would be affected adversely.

26.   Government Regulation.

      We are subject to a variety of laws and regulations relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. Pharmaceutical products and their manufacture are subject to continued review following regulatory approval, and later discovery of previously unknown problems may result in the imposition of restrictions on such products or their manufacture, including withdrawal of the products from the market. Failure to comply with applicable regulatory requirements could, among other things, result in fines, suspension of regulatory approvals, operating restrictions and criminal prosecution. We cannot predict the extent to which current or future government regulations might have a materially adverse effect on the production, marketing and sale of our products. Such regulations may delay or prevent clinical trials, regulatory approval, and the manufacture or marketing of our potential products. In addition, such regulation may impose costly procedures upon our activities or furnish a competitive advantage to other companies more experienced in regulatory affairs than us and may deplete our liquidity and capital resources.

27.   Ampligen(R) Safety Profile.

      We believe that Ampligen(R) has been generally well tolerated with a low incidence of clinical toxicity, particularly given the severely debilitating or life threatening diseases that have been treated. A mild flushing reaction has been observed in approximately 15 percent of patients treated in our various studies. This reaction is occasionally accompanied by erythema, tightness of the chest, tachycardia, anxiety, shortness of breath, subjective reports of "feeling hot," sweating and nausea. The reaction is usually infusion-rate related and can generally be controlled by slowing the infusion rate. Other adverse side effects include liver enzyme level elevations, diarrhea, itching, urticaria (swelling of the skin), bronchospasm, transithypotension, photophobia, rash, bradycardia, transient visual disturbances, arrhythmias, decrease visual activity in platelets and white blood cell counts, anemia, dizziness, confusion, elevation of kidney function tests, occasional temporary hair loss and various flu-like symptoms, including fever, chills, fatigue, muscular aches, joint pains, headaches, nausea and vomiting. These flu-like side effects typically subside within several months.

28. Litigation in Pennsylvania involving us and Manuel Asensio and Asensio & Company, Inc.

      In September, 1998, we filed a multi-count compliant against Manuel P. Asensio, Asensio & Company, Inc. and others in the United States District Court for the Eastern District of Pennsylvania. In October 1998 and August 1999, we amended the complaint to add additional counts and to add Asensio.com, Inc. (formerly known as Asensio Holding, Inc.), the holding company of defendant, Asensio & Company Inc., and to add a conspiracy charge against the remaining defendants and certain unnamed John Does.

      The action presently includes claims of defamation, disparagement, and tortious interference with existing and prospective business relations and conspiracy, arising out of the current defendants' false and defamatory statements. The complaint further alleges that defendants defamed and disparaged us in furtherance of a manipulative, deceptive and unlawful short-selling scheme between August, 1998, and the present.

      In April 1999, Manuel P. Ansensio, Ansensio & Company, Inc. and others, filed an answer and counterclaim against us. The counterclaim alleges that we on or about September, 1998, in response to defendants' strong sell recommendation and other press releases about Hemispherx and its officers and directors, made defamatory statements about defendants, including statements that defendants' attacks and manipulative short-selling scheme may have constituted criminal wrongdoing on the part of defendants. We denied the material allegations of the counterclaim and are vigorously defending against the counterclaim. On June 6, 2000, the court granted the defendants' motion to dismiss for lack of Federal Jurisdiction. On July 31, 2000 we transferred the action to the Court of Common Pleas of Philadelphia County. In August, 2000 we filed a notice of appeals from the decision of the United States District Court dismissing the action for lack of Federal Jurisdiction. The appeal is presently pending.

29. Litigation in New York involving us and Manuel Asensio, Asensio & Company Inc., and Asensio.com Inc.

      On July 27, 2000, Manual P. Asensio and Asensio & Company, Inc., filed a complaint in the Supreme Court of the State of New York against us, our Chairman and Chief Executive Officer William A. Carter and KPMG Peat Marwick in the first New York action in which they allege that the defendants defamed them in oral and written communications made in March, 2000. On August 25, 2000, we filed an Answer, including Affirmative Defenses to these claims. The allegations of Manual P. Asensio and Asensio & Company, Inc., in the first New York action are similar in substance to the alleged defamations which are the subject of the counterclaims filed by them in the action presently on appeal in Federal Court in Pennsylvania and pending in Pennsylvania state court.

      On September 25, 2000, Manual P. Asensio, Asensio & Company, Inc. and Asensio.com Inc., filed a second action against us and Dr. William Carter, our Chairman and Chief Executive Officer in the Supreme Court of the State of New York. The second New York action purports to seek a declaratory judgment that their statements regarding us constituted protected speech, and that they did not engage in any actionable interference with our existing or prospective business relations.

      We intend to vigorously defend against the claims asserted in both the First and Second New York actions.

                                 Dividend Policy

      We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

                              Selling Stockholders

      This prospectus relates to the proposed sale by us, agent or agents designated by us, or certain stockholders of:

      o     755,000 warrants owned by the selling stockholders;

      o 755,000 shares of common stock underlying the selling stockholders' warrants; and

      o although not set forth in this part of the prospectus, this prospectus also relates to the registration of the issuance of 500,000 shares of common stock owned by us, and 755,000 shares of common stock issuable upon the exercise of the warrants, which are held by the selling stockholders.

      The following table sets forth as of September 15, 2000 certain information with respect to the selling stockholders. The information is based on information provided by or on behalf of the selling stockholders. The selling stockholders may offer all, some or none of their shares of our common stock.

      We will not receive any of the proceeds from the sale of the warrants or the resale of the shares of common stock underlying the warrants, which are included in this registration statement, for which this prospectus forms a part. We will however receive proceeds from the sale of shares of common stock owned by us and from the exercise of warrants, which are included in this registration statement, for which this prospectus forms a part. We believe, based on information supplied by the selling stockholders, that each of them has sole voting and investment power with respect to the warrants and shares of common stock underlying warrants.

      The third column below lists, for each selling stockholder, each selling stockholder's portion, based on its ownership of common stock and common stock underlying our warrants, which in the aggregate consists of 755,000 shares of common stock being offered by this prospectus.

      For purposes of estimating the number of shares of common stock to be registered for resale by this prospectus, we included: 755,000 shares, representing 100% of the shares of common stock issuable upon exercise of the selling stockholders' warrants, without regard to any limitation on exercise. The fourth and fifth column below assumes the sale of all of the shares offered by each selling stockholder.

      To our knowledge, none of the selling stockholders has had any position with, held any office of, or had any other material relationship with us.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Percentage calculations are based upon 29,953,198 shares of our common stock outstanding as of September 29, 2000. We will not receive any of the proceeds from the sale of the warrants or the shares of common stock underlying warrants. We believe, based on information supplied by the selling stockholders, that each of them has sole voting and investment power with respect to the warrants and shares of common stock underlying warrants.

                                                 Securities                                                 Securities
                                                Owned Prior                      Securities                   Owned
                                               to Offering(1)                     Offered                After Offering(2)
                                               --------------                     -------                -----------------
                                                                                          Common
                                                                                           Stock
Name of Selling                           Common                                         Underlying     Common
Stockholder                               Stock           Warrants        Warrants        Warrants      Stock      Warrants     %
-----------                               -----           --------        --------        --------      -----      --------    ---
------------------------------------------------------------------------------------------------------------------------------------
Joseph Giamanco                                --          11,000          11,000(3)       11,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Joseph Roselle                                 --           2,000           2,000(3)        2,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
                                                            2,500           2,500(3)        2,500
Claire Crough                                  --           1,000           1,000(4)        1,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Stephen                                                     2,500           2,500(3)        2,500
Eldridge                                       --           1,000           1,000(4)        1,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Dan Wade                                       --           1,300           1,300(3)        1,300           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Allan Maurer                                   --             700             700(3)          700           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
R.A. Kenney                                    --           2,000           2,000(3)        2,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
BT Alex Brown
FBO W. Bigler                                  --           1,000           1,000(3)        1,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------

                                                 Securities                                                 Securities
                                                Owned Prior                      Securities                   Owned
                                               to Offering(1)                     Offered                After Offering(2)
                                               --------------                     -------                -----------------
                                                                                           Stock
Name of Selling                           Common                                         Underlying     Common
Stockholder                               Stock           Warrants        Warrants        Warrants      Stock      Warrants     %
-----------                               -----           --------        --------        --------      -----      --------    ---
------------------------------------------------------------------------------------------------------------------------------------
Brenda Dettman                                 --           2,500           2,500(3)        2,500           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Dale Davis                                     --           5,000           5,000(3)        5,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Michael Burrows                           166,218         100,000         100,000         100,000      166,218         --      **
------------------------------------------------------------------------------------------------------------------------------------
Julian Cohen                               50,000          50,000          50,000(4)       50,000       50,000         --      **
------------------------------------------------------------------------------------------------------------------------------------
Sidney Stoneman                             1,536          50,000          50,000(4)       50,000        1,536         --      **
------------------------------------------------------------------------------------------------------------------------------------
Frank B. Carr                               1,536          50,000          50,000(4)       50,000        1,536         --      **
------------------------------------------------------------------------------------------------------------------------------------
James                                                       2,500           2,500(3)        2,500
Mack                                           --           5,000           5,000(5)        5,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Fred Dettman, IRA                              --          10,000          10,000(5)       10,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Henry George                                   --           5,000           5,000(5)        5,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Lawrence Zaslow                                --         100,000         100,000(6)      100,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Paul Michaels                                  --         100,000         100,000(6)      100,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Peter Adolph                                   --         100,000         100,000(6)      100,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Marc Komorsky                                  --         100,000         100,000(6)      100,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Smythe Meadows                                 --          25,000          25,000(7)       25,000           --         --      **
------------------------------------------------------------------------------------------------------------------------------------

                                                 Securities                                                 Securities
                                                Owned Prior                      Securities                   Owned
                                               to Offering(1)                     Offered                After Offering(2)
                                               --------------                     -------                -----------------
                                                                                           Stock
Name of Selling                           Common                                         Underlying     Common
Stockholder                               Stock           Warrants        Warrants        Warrants      Stock      Warrants     %
-----------                               -----           --------        --------        --------      -----      --------    ---
------------------------------------------------------------------------------------------------------------------------------------
Robert &
Patricia Lau                                   --          21,250          21,250(7)       21,250           --         --      **
------------------------------------------------------------------------------------------------------------------------------------
Brookfield Capital                             --           3,750           3,750(7)        3,750           --         --      **
------------------------------------------------------------------------------------------------------------------------------------

----------
**    Less than 1%
(1)   Does not include Securities held in street name.
(2)   Assumes the sale of all Securities offered in the prospectus.
(3) Represent warrants to purchase shares of our common stock at an exercise price of $1.75 per share.
(4) Represent warrants to purchase shares of our common stock at an exercise price of $3.50 per share.
(5) Represents warrants to purchase shares of our common stock at an exercise price of $4.00 per share.
(6) Represents warrants to purchase our common stock as follows: 25,000 at $6.00 per share, 25,000 at $8.00 per share, 25,000 at $8.00 per share and 25,000 at $12.00 per share.
(7) Represents warrants to purchase shares of our common stock at an exercise price of $6.00 per share.

      The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 14, or 15(d) of the Securities Exchange Act of 1934 until Value Management and Research sells all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-68541).

(a) annual report on Form 10K/A for our fiscal year ended December 31, 1999 filed March 29, 2000;

(b) quarterly report on Form 10-Q for the quarterly period ended March 31, 2000 filed May 5, 2000;

(c) proxy statement on schedule 14A for the 2000 annual meeting filed July 13, 2000;

(d) quarterly report on Form 10-Q for he quarterly period ended June 30, 2000 filed August 14, 2000;

(e) our report on Form 8-K filed with the SEC on May 10, 2000, for the event of May 3, 2000;

(f) our report on Form 8-K filed with the SEC on May 18, 2000, for the event of May 3, 2000;

(g) our report on Form 8-K filed with the SEC on June 6, 2000, for the event of May 5, 2000;

(h) our report on Form 8-K filed with the SEC on July 12, 2000, for the event of May 3, 2000;

(i) our report on Form 8-K filed with the SEC on July 13, 2000, for the event of May 3, 2000; and

(j) a description of our common stock contained in our registration statement on Form S-1, File No. 33-93314, and any amendment or report filed for the purpose of updating this description filed subsequent to the date of this prospectus and prior to the termination of this offering.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Philadelphia, Pennsylvania 19103, telephone number (215) 988-0080.

      You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We and the selling stockholders will not make offers of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                            Description of Securities

      The following section does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended, copies of which have been filed with the Securities and Exchange Commission.

      Our authorized capital stock consists of: (i) 50,000,000 shares of common stock, $.001 par value; and (ii) 5,000,000 shares of preferred stock, .01 par value. As of September 29, 2000 29,953,198 shares of common stock were issued and outstanding. As of this date, there were approximately 331 record holders of our common stock not including holders in street name. We estimate that there are some 3,300 holders if you include shares held in street name.

Common Stock.

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our shareholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holders of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock.

      Under our certificate of incorporation, as amended, our board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock. At this time, there are no Preferred shares outstanding.

Warrants.

      We have issued the warrants to the selling stockholder at various times and over a period of years in private unregistered transactions. The warrants are similar in form, terms and conditions. Generally, the warrants materially differ from each other only in the exercise price, duration of the exercise period, and commencement and expiration dates.

      The applicable prospectus supplement will describe, where applicable, the terms of each warrant in respect of which this prospectus is being delivered.

                              Plan of Distribution

      The shares of our common stock offered by this prospectus may be sold from time to time by the selling stockholders, to purchasers directly by them in one or more transactions at a fixed price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sales.

      Each of the selling stockholders, may from time to time offer shares of our common stock beneficially owned by them through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the selling stockholder and the purchasers of the shares for whom they may act as agent. Each of the selling stockholders will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents. The aggregate proceeds to the selling stockholders, from the sale of the shares of our common stock offered by them will be the purchase price of such shares less discounts and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents, from time to time to reject, in whole or in part, any proposed purchase of shares to be made directly or through agents. Alternatively, the selling stockholders may sell all or a portion of the shares of our common stock beneficially owned by them and offered from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The selling stockholders may also make private sales directly or through a broker or brokers.

      From time to time, the selling stockholders may transfer, pledge, donate or assign shares of our common stock to lenders or others, and each of such persons will be deemed to be a "selling stockholder" for purposes of this prospectus. The number of shares beneficially owned by a selling stockholder who transfers, pledges, donates or assigns shares of our common stock will decrease as and when they take such actions. The plan of distribution for shares sold under this prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders under this prospectus and may sell their shares in the same manner as the selling stockholders.

      A selling stockholder may enter into hedging transactions with broker-dealers, and the broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with such selling stockholder, including in connection with distribution of the shares of our common stock by such broker-dealers. In addition, a selling stockholder may, from time to time, sell short the shares of our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered may be used to cover such short sales. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of the shares of our common stock to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares as loaned or upon a default may sell or otherwise transfer the pledge shares.

      The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock offered by this prospectus may be deemed to be underwriters within the meaning of the Securities Act, and any discounts, commissions or concessions received by them and any provided pursuant to the sale of shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

      In addition, any securities covered by this prospectus, which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. There is no assurance that any selling stockholder will sell any or all of the shares of our common stock described in this prospectus, and any selling stockholder may transfer, devise or gift such securities by other means not described in this prospectus.

      If necessary, the specific shares of our common stock to be sold in this prospectus, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We will pay substantially all of the expenses incurred by the selling stockholders and us incident to the offering and sale of the shares of our common stock underlying the warrants, excluding any underwriting discounts or commissions. We will not receive proceeds from the resale of our stockholders shares underlying our warrants; however, we may receive proceeds from the sale of our own securities and from the exercise of our warrants.

                          Transfer Agent and Registrar

      The transfer agent and registrar for our common stock and class A warrants is Continental Stock Transfer and Trust Co., 2 Broadway, New York, New York 10004.

                                  Legal Matters

      The legality of the common stock offered in this prospectus has been passed upon for us by Silverman, Collura & Chernis, P.C., 381 Park Avenue South, Suite 1601, New York, New York 10016.

                                     Experts

      The consolidated financial statements of Hemispherx Biopharma, Inc. as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference in this registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, also incorporated by reference in this registration statement, and upon the authority of KPMG LLP as experts in accounting and auditing.

              Disclosure of Commission Position on Indemnification
                         for Securities Act Liabilities

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than our payment of expense incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of these issues.

================================================================================

      No dealer, salesman or any other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted. The information contained in this Prospectus is current only as of this date

                                TABLE OF CONTENTS

                                                                            Page

Where you can find more
  information about Hemispherx.................................................v
Summary........................................................................2
Risk Factors...................................................................3
Selling Stockholders..........................................................15
Description of Securities.....................................................20
Plan of Distribution..........................................................21
Transfer Agent................................................................23
Legal Matters.................................................................23
Experts.......................................................................23
Disclosure of the Commissions Position........................................23

                                   ----------

================================================================================

================================================================================

                                 500,000 SHARES,
                              755,000 WARRANTS, AND
                                755,000 SHARES OF
                      COMMON STOCK UNDERLYING THE WARRANTS

                           HEMISPHERX BIOPHARMA, INC.

                                 --------------
                                   PROSPECTUS
                                 --------------

                                _______, __, 2000

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

       SEC Registration Fee                                $ 3,922.64
       Printing                                            $    2,500*
       Legal Fees and Expenses                             $   20,000*
       Accounting Fees and Expenses                        $    2,500*
       Miscellaneous Expenses (including travel
        and promotional expenses)                          $    1,000*
                TOTAL                                      $29,922.64*

      *Estimated

      The Selling Stockholders will not pay any portion of the foregoing expenses of issuance and distribution.

Item 15. Indemnification of Directors and Officers.

            The Restated Certificate of Incorporation of the Company provides as follows:

            No person who is or was a director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, unless, and only to the extent that, such director is liable (i) for any breach of the director's duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction form which the director derived an improper personal benefit.

      Section 145 of the Delaware General Corporation Law gives Delaware corporations the power to indemnify each of the Company's present and former officers and directors under certain circumstances, if such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. The Company's Restated Certificate of Incorporation generally requires the Company to indemnify directors and officers to the fullest extent permissible under Delaware law.

      The Company has entered into indemnification agreements with its current directors and certain of its executive officers. These agreements have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from such individuals.

Item 16. Exhibits and Financial Statement Schedule

      (a) Unless noted otherwise the following exhibits are filed herewith:

    Exhibit No.                      Description
    -----------                      -----------

      3.1*  Amended and Restated Certificate of Incorporation of Registrant,  as
            amended,  along  with  Certificates  of  Designations,   Rights  and
            Preferences of Series A1, A2, B and C Preferred Stock, as amended

      3.2*  By-laws of Registrant, as amended

      5.1 Opinion of Silverman, Collura & Chernis, P.C. with respect to legality of the securities of the Registrant being registered

     23.1   Consent of Silverman,  Collura &Chernis,  P.C.  (included in Exhibit
            5.1)

     23.2   Consent of KMPG LLP


* Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 33-93314) declared effective by the Securities and Exchange Commission on November 2, 1995.

      b.    Financial Statement Schedules.

      All schedules are omitted from this Registration Statement because they are not required or the required information is included in the Consolidated Financial Statement or the Notes thereto.

Item 17. Undertakings.

      (a)   Rule 415 Offerings.

      The undersigned issuer hereby undertakes that it will:

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the
            Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii) Includes any additional or changed material  information on the plan of distribution.

provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

            (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      (b) Request for acceleration of effective date.

            (1) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such court.

            (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


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


                                   SIGNATURES

      In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing this Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Philadelphia, State of Pennsylvania, on October 16, 2000.

                                   HEMISPHERX BIOPHARMA, INC.


                                   By: /s/ William A. Carter
                                       -----------------------------------------
                                   William A. Carter, President and CEO


      In  accordance   with  the   requirements  of  the  Securities  Act,  this
Registration statement was signed by the following persons in the capacities and on the dates stated.

         Signature                          Title                             Date
         ---------                          -----                             ----

                                   Principal Executive Officer
                                   and Chairman of the Board
                                   and as Power of Attorney
/s/ William A. Carter              for Members of the Board                   October 16, 2000
---------------------------
William A. Carter, M.D.

                                   Principal Financial Officer and
/s/ Robert E. Peterson             Principal Accounting Officer               October 16, 2000
---------------------------
Robert E. Peterson


/s/ Richard C. Piani               Director                                   October 16, 2000
----------------------------
Richard C. Piani


/s/ Ransom W. Etheridge            Director                                   October 16, 2000
----------------------------
Ransom W. Etheridge

/s/ William Mitchell
-----------------------------      Director                                   October 16, 2000
William Mitchell


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